Exhibit 99.1

Hawthorn Bancshares Announces 2nd Quarter Earnings of $0.31 Per Diluted Share
Lee’s Summit, MO
July 30, 2008

Hawthorn Bancshares of Lee’s Summit, MO (NASDAQ: HWBK), a financial services company, today announced an increase in earnings during the second quarter of 2008. For the three months ended June 30, 2008, earnings per diluted share were $0.31; up 19% from the previous quarter’s $0.26. Net income for the quarter was $1.3 million; an increase of $0.2 million over the first quarter of 2008.

Comparing the second quarter of 2008 with the same period in 2007, net income was down $1.0 million. The return on average equity for that period was 4.66% in 2008 compared with 8.77% in 2007, and the return on average assets was 0.43% in 2008 and 0.83% in 2007.

For the six-month period ended June 30, net income per diluted share was $0.57 in 2008 compared with $1.11 in 2007. For that same period, net income was $2.4 million in 2008; a decrease of $2.3 million compared with 2007. The annualized return on average equity was 4.28% and the annualized return on average assets was 0.39% in 2008, compared with 8.87% and 0.83%, respectively, in 2007.

During the second quarter of 2008, Hawthorn’s nonperforming assets increased $3.0 million to $16.0 million. In response, the company added $1.3 million to its provision for loan loss, increasing the percent of allowance to total loans from 1.08% at March 31, 2008 to 1.15% at June 30, 2008. Chairman & CEO James E. Smith commented, “The recent slowdown in residential development and the construction market has caused our nonperforming assets to increase. However, our team remains focused on sustaining strong asset quality, exceeding the regulatory thresholds for being ‘well capitalized,’ and maintaining sufficient liquidity levels to handle market fluctuations.”

Although the net interest margin for second quarter of 2008 declined slightly to 3.49% (compared with 3.55% for the first quarter of 2008 and 3.66% for the same period in 2007), net interest income remained unchanged over first quarter 2008 and increased $0.4 million over the same period in 2007 as a result of the higher volume of earning assets. Second quarter noninterest income and expenses were essentially unchanged from first quarter items.

In comparing June 30, 2008 balances with December 31, 2007, total assets increased 4.3% to $1.2 billion. Loans, net of allowance, increased 6.4% to $959.5 million, while investment securities decreased 2.7% to $153.1 million. Total deposits decreased 2.7% to $896.7 million. During the same period, stockholders’ equity remained essentially unchanged at $111.0 million.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	June 30, 2008	December 31, 2007
Loans, net of allowance
for loan losses	$959,530,092	$901,996,263
Debt and equity securities	153,144,692	157,368,505
Total assets	1,247,633,213	1,195,804,079
Deposits	896,659,681	921,257,291
Stockholders' equity	110,985,817	111,198,823
Three Months		Three Months
Statement of income information:	Ended June 30, 2008	Ended June 30, 2007
Total interest income	$17,121,306	$18,137,172
Total interest expense	7,605,152	9,052,155

Net interest income	9,516,154	9,085,017
Provision for loan losses	1,300,000	154,216
Noninterest income	2,321,771	2,849,641
Noninterest expense	8,625,882	8,445,161

Pre-tax income	1,912,043	3,335,281
Income taxes	594,583	972,253

Net income	1,317,460	2,363,028

Earnings Per Share:
Basic:	$0.32	$0.57
Diluted:	$0.31	$0.56
Six Months		Six Months
Statement of income information:	Ended June 30, 2008	Ended June 30, 2007
Total interest income	$35,546,972	$36,167,855
Total interest expense	16,486,418	17,947,138

Net interest income	19,060,554	18,220,717
Provision for loan losses	2,950,000	379,216
Noninterest income	4,689,952	5,373,210
Noninterest expense	17,270,530	16,579,142

Pre-tax income	3,529,976	6,635,569
Income taxes	1,125,641	1,965,874

Net income	2,404,335	4,669,695

Earnings Per Share:
Basic:	$0.58	$1.12
Diluted:	$0.57	$1.11
Key financial ratios:	June 30, 2008	December 31, 2007
Return on average assets	0.39%	0.67%
Return on average equity	4.28%	7.22%
Allowance for loan losses to total loans	1.15%	1.02%
Nonperforming loans to total loans	1.33%	0.67%
Allowance for loan losses to nonperforming loans	86.07%	152.54%

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.